UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 2, 2006
Date of Report (Date of Earliest Event Reported)
ALLERGAN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	1-10269 (Commission File Number)	95-1622442 (IRS Employer Identification Number)
2525 Dupont Drive
Irvine, California 92612
(Address of Principal Executive Offices)(Zip Code)
(714) 246-4500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 31, 2006, Allergan, Inc. (the “Company”) agreed to acquire all of the outstanding capital stock of Groupe Cornéal Laboratoires and its subsidiaries (“Cornéal”) upon the terms and subject to the conditions set forth in a Stock Sale and Purchase Agreement (the “Purchase Agreement”), by and among the Company and Allergan Holdings France, SAS (“Buyer”), an indirect wholly owned subsidiary of the Company, on the one hand, and Waldemar Kita, the controlling stockholder of Cornéal, the European Pre-Floatation Fund II and the other minority stockholders of Cornéal, on the other hand.
     Under the Purchase Agreement, the Company agreed to purchase the shares of Cornéal for an aggregate purchase price of EUR 170,000,000 (one hundred seventy million euros), decreased by the amount of debt and transaction expenses assumed by Buyer and increased by the cash and marketable securities held by Cornéal at the last day of the calendar month ending immediately prior to the closing date. The Purchase Agreement contains customary representations, warranties and indemnities from the selling stockholders of Cornéal. Completion of the transaction is subject to the receipt of the approval of the German Federal Cartel Office and the Spanish competition authorities. The foregoing description of the Purchase Agreement described herein does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1 Stock Sale and Purchase Agreement dated October 31, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLERGAN, INC.
Date: November 2, 2006	By:	/s/ Matthew J. Maletta
	Name:	Matthew J. Maletta
	Title:	Vice President,
Assistant General Counsel and Assistant Secretary

Exhibit Index

Exhibit	Description of Exhibit
10.1	Stock Sale and Purchase Agreement dated October 31, 2006.